Exhibit 99.4

FOR IMMEDIATE RELEASE CONTACT: CHUCK SHREVE (972) 720-1800

AVATAR REPORTS THIRD QUARTER 2003 RESULTS

Dallas, Texas
November 26, 2003

Avatar (NASD OTCBB:AVSY), the petroleum industry's leading provider of integrated software solutions, announced today a a 58% increase in net income, from $46,380 in Q3 of 2002, to $73,314 in the third quarter of 2003. "Avatar's net income rose as a result of an increase in software sales and an increased margin in hardware sales," according to Chuck Shreve, President of Avatar Systems. "We continue to capture the business of new customers and sell additional modules to existing customers that recognize the value of newer technology and superior feature/functionality found in Avatar solutions."

Revenue for Q3 of this year was reported at $818,589, while 2002 Q3 gross revenue came in at $864,993, a 5% decrease Unusually high hardware sales during the third quarter of 2002 account for the decrease.

Software sales are up by 74% compared to the same period last year. Shreve attributes the increase to high customer satisfaction. "Avatar is and always has been a customer-driven company," he says. "Extensive resources are dedicated toward research and development to solve problems with innovative products that meet the changing data management needs within the oil and gas industry." Shreve continues, "We do whatever it takes to make sure the customer is happy. Avatar's annual customer survey indicates we are accomplishing that goal, as we consistently receive high marks in the area of customer support."

Maintenance revenue fell by 8.7% compared to the third quarter of 2002. Shreve explains that the loss of a large customer late in 2002 had a 10-12% impact on maintenance income. He notes, however, that the gain of several smaller customers has almost entirely compensated for that deficit.

As projected, third quarter software sales are up, due to the higher demand for technology among energy companies as the calendar approaches year-end. "In spite of a sluggish economy, oil and gas prices are still very favorable," says Shreve. "As a result, companies that need new technology are buying it. We see continued demand primarily for our Petroware2000 and Avatar400 ASP products to be installed and implemented during the fourth quarter, as companies seek to start the year off with new software."

Avatar Systems, Inc. is based in Dallas, Texas. The company provides enterprise resource solutions for companies engaged in the petroleum exploration and production industry. Currently, Avatar has a growing customer base of 300 on its Petroware TM products, approximately 40 customers utilizing the Company's Avatar400TM IBM AS400 product and 100 subscribers utilizing its ASP services. Two years ago, Avatar released its new 32 bit Windows based product, Petroware 2000TM, which has had over 150 users since its release. Avatar launched its ASP (Application Service Provider) "RAPID"TM product in 1998. Avatar's product portfolio provides excellent assistance in the crucial function of effectively managing a business in the petroleum industry.

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The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.

CONTACT: Avatar Systems, Inc.
Chuck Shreve, 972/720-1800
cshreve@avatarsystems.net